FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filedpursuant  to Section  16(a) of the  Securities  Exchange  Act of
                1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

-------------------------------------------------------- ------------------------- ----------------------------------------------
1.   Name and Address of Reporting Person                2.   Date of Event        4.   Issuer Name and Ticker or Trading Symbol
                                                         Requiring Statement
Yakatan           Stanley                                (Month/Day/Year)                      LifePoint, Inc. - LFP
(Last)            (First)               Middle)
                                                         6/16/00
635 Euclid Avenue, Unit 110                              ________________________
                                                         3.  IRS or Social Security
                       (Street)                          Number of Reporting Person
                                                         (Voluntary)
Miami Beach                 FL              33139
(City)                     (State)          (Zip)
-------------------------------------------------------- ------------------------- ------------------------------------------------
-------------------------------------------------------- ------------------------- ------------------------------------------------
5.   Relationship of Reporting Person to Issuer           6.  If Amendment, Date of
              (Check all applicable)                          Original
                                                               (Month/Day/Year)

  X      Director                 10% Owner                       N/A
--------                  -------

        Officer (give             Other (specify
--------        title     -------        below)
                below)


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

             Table 1 - Non-Derivative Securities Beneficially Owned

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---------------------------- ------------------------- ------------------------------------- --------------------------------------
1.   Title of Security       2.  Amount of Securities  3.  Ownership Form: Direct (D) or     4.   Nature of Indirect Beneficial
     (Instr. 4)                  Beneficially Owned        Indirect (I) (Instr. 5)                Ownership (Instr. 5)
                                 (Instr. 4)
---------------------------- ------------------------- ------------------------------------- --------------------------------------
---------------------------- ------------------------- ------------------------------------- --------------------------------------
N/A

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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.


FORM 3 (continued)

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

---------------------------------------------- --------------------- ------------------------------------------- ------------------
1.    Title of Derivative Security             2.  Date              3.  Title and Amount of Securities          4. Conversion or
   (Instr. 4)                                  Exercisable and       Underlying Derivative Security              Exercise Price
                                               Expiration Date       (Instr. 4)                                  of Derivative
                                               (Month/Day/Year)                                                  Security





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---------------------------------------------- --------------------- ---------------------------- -------------- ------------------
---------------------------------------------- ---------- ---------- ---------------------------- -------------- ------------------
                                               Date        Expiration Title                        Amount or
                                               Exercisable Date                                    Number of
                                                                                                   Shares
---------------------------------------------- ---------- ---------- ---------------------------- -------------- ------------------
---------------------------------------------- ---------- ---------- ---------------------------- -------------- ------------------
Common Stock Option                            (1)        06/15/10   Common Stock, $.001 par         15,000            $6.56
                                                                     value
---------------------------------------------- ---------- ---------- ---------------------------- -------------- ------------------
---------------------------------------------- ---------- ---------- ---------------------------- -------------- ------------------

-------------- --------------------------------
5.             6.  Nature of Indirect
Ownership      Beneficial Ownership
Form of        (Instr. 5)
Derivative
Security:
Direct (D)
or Indirect
(I)
(Instr. 5)
-------------- -------------------------------- -------------------------------
-------------- -------------------------------- -------------------------------
   D                    N/A



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
(1) Becomes exercisable as to 3,750 shares on June 16, 2001; becomes exercisable as to 313 shares on the 16th of each month thereafter for 35 months; becomes exercisable as to 295 shares on the 16th day of the 36th month thereafter.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.




                             By:  /s/ Stanley Yakatan        6/26/00
                                  -----------------------------------------
                                      Stanley Yakatan          Date

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